EXHIBIT 99.1

     Anaren Confirms Compliance with Nasdaq Listing Standard in Response to
                            Deficiency Notification

      SYRACUSE, N.Y., Nov. 20 /PRNewswire-FirstCall/ -- Anaren, Inc. (the "Company", Nasdaq Symbol: ANEN) today announced that the Company had received a Nasdaq Staff Deficiency Letter dated November 14, 2007, indicating that Nasdaq had determined that from August 30, 2007 through November 3, 2007 the Company was not in compliance with Marketplace Rule 4350(c)(4) (the "Rule"), which requires that nominating committees be comprised solely of independent directors. The failure to meet the independent director requirement set forth in the Rule was a result of the board of directors of the Company determining that Robert U. Roberts, ceased to be an independent director due to the Company engaging in sales to SRCTec, Inc., a wholly owned subsidiary of Syracuse Research Corporation, of which Mr. Roberts is the President and Chief Executive Officer. In its November 14, 2007 letter, Nasdaq Staff indicated that the Company had regained compliance with the Rule as a result of board action taken on November 3, 2007. The Company's nominating committee is currently comprised solely of independent directors and, as a result, Nasdaq Staff has determined that the matter is now closed.
      (Logo: http://www.newscom.com/cgi-bin/prnh/20021022/NYTU197LOGO )

      Forward-Looking Statements
      The statements contained in this news release which are not historical information are "forward-looking statements". These statements involve risks and uncertainties that could cause actual results to differ materially from those discussed. You are encouraged to review Anaren's 2007 Annual Report on Form 10-K for the fiscal year ended June 30, 2007, Form 10-Q for the first Quarter ended September 30, 2007 and exhibits to those Reports filed with the Securities and Exchange Commission to learn more about the various risks and uncertainties facing Anaren's business and their potential impact on Anaren's revenue, earnings and stock price. Unless required by law, Anaren disclaims any obligation to update or revise any forward-looking statement.

      Company Background
      Anaren designs, manufactures and sells complex microwave signal distribution networks and components for the wireless communications, satellite communications and defense electronics markets. For more information on Anaren's products, visit our Web site at www.anaren.com.